Exhibit 23.2
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-4 of GSI Commerce, Inc. and related Proxy Statement / Prospectus and to the incorporation by reference therein of our report dated May 30, 2008, with respect to the consolidated financial statements of e-Dialog, Inc for the year ended December 31, 2007 included in GSI Commerce, Inc.’s Current Report on Form 8-K dated November 4, 2008, both filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Boston, Massachusetts
October 28, 2008